April 22, 2022

Citibank, N.A. – ADR Depositary

388 Greenwich Street
New York, New York 10013

Re: ANPAC BIO-MEDICAL SCIENCE CO., LTD. – Convertible Debenture Due 2022

Ladies & Gentlemen,

We refer to the Deposit Agreement, dated as of February 3, 2020, by and among Anpac Bio-Medical Science Co. Ltd. (the “Company”), Citibank, N.A., as depositary (the “Depositary”), and all Holders and Beneficial Owners of American Depositary Shares (“ADSs”) issued thereunder (as so amended and supplemented, the “ADS Deposit Agreement”). Terms used, but not otherwise defined, herein shall have the meaning ascribed to them in the ADS Deposit Agreement.

The Company has, upon the terms set forth in the Debt Settlement and Mutual Release Agreement, dated May 31, 2021, between the Company and Ascent Investor Relations Inc. (the “Agreement”), offered and sold (the “Offer”) a $703,080 Convertible Debenture due in 2022 (as amended, the “Note”), as amended pursuant to an Amendment Agreement (the “Amendment”), dated February 5, 2022, between the Company and Ascent Investor Relations Inc., in the United States in reliance on Section 4(a)(2) of the Securities Act of 1933 (the “Securities Act”). The Note is not convertible into freely transferable ADSs until 6 months after issuance or until it has been registered pursuant to an effective registration statement on Form F-1 (the “Registration Statement”).

The purpose and intent of this Letter Agreement is to set forth the terms and conditions upon which, from time to time, (i) the Company may deposit Shares, on behalf of a holder of the Note (such holder, a “Note Holder”), upon such Note Holder’s conversion of a Note (a “Note Conversion”), and (ii) the Depositary may issue ADSs upon deposit of such Shares.

This Letter Agreement will confirm our understanding and agreement as follows:

1.                  Deposit of Shares. The Company and the Depositary hereby agree that the shares of the Company (the “Shares”) that may be delivered upon conversion of the Note may be deposited with the Custodian under the ADS Deposit Agreement, in accordance with the terms hereof and thereof. The Company hereby confirms that (i) the terms of the Agreement provide that the Note will be sold to purchasers thereof in reliance on Section 4(a)(2) of the Securities Act, (ii) it will deposit under the ADS Deposit Agreement freely transferable Shares upon conversion of the Note in accordance with the terms and conditions of the Note as set out in the Agreement and the Amendment only (y) pursuant an effective Registration Statement or upon the expiration of six (6) months after the issuance of the Note, and (z) receipt from the converting holder of the Note, as part of the note conversion notice, of a certification (a copy of which will be provided to the Depositary upon request) that such person is not an Affiliate of the Company, and (iii) upon any conversion of the Note by any person who identifies itself as an Affiliate of the Company or conversion of the Note by a non-affiliate of the Company within six months from the issuance date of the Note, it will cause Restricted Shares to be deposited under the ADS Deposit Agreement with the Custodian and shall instruct the Depositary to issue Restricted ADSs upon the terms contemplated in the Restricted ADS Letter Agreement.

2.                  Issuance and Delivery of ADSs upon Conversion of Note. The Depositary hereby agrees to deliver freely transferable ADSs in accordance with the Deposit Agreement upon its receipt from the Company of (i) a duly completed and signed Note Conversion Issuance Instruction substantially in the form of Exhibit A hereto to issue ADSs against the deposit of Shares by the Company, (ii) confirmation of deposit from the Custodian of the applicable Shares by the Company on behalf of Note Holders, (iii) the opinions referred in Section 5 below, and (iv) payment of the ADS issuance fees, taxes and expenses otherwise payable under the terms of the Deposit Agreement and this Letter Agreement.

3.                  Issuance of Restricted ADSs. In the event that the Note is converted by an Affiliate of the Company or otherwise not convertible into freely transferable securities, the Company may need to cause restricted Shares to be issued and deposited with the Custodian and may need to instruct the Depositary to issue Restricted ADSs in respect thereof, in each case upon the terms set forth in a Restricted ADS Letter Agreement to be entered into by the Company and the Depositary (the “Restricted ADS Letter Agreement”).

4.                  Representations and Warranties. The Company hereby represents and warrants that (x) the Shares to be deposited with the Custodian upon conversion of the Note (i) have been duly authorized, and have been validly issued, and are fully paid and non-assessable, (ii) rank pari passu in all respects, and are fully fungible, with the Shares on deposit with the Custodian under the ADS Deposit Agreement, (iii) have been legally issued and will be legally deposited by the Company and will not be stripped of any rights or entitlements by the Company prior to or upon deposit with the Custodian, (iv) will, upon deposit, be free and clear of any lien, encumbrance, security interest, charge, mortgage or adverse claim, and (v) except in the circumstances contemplated in paragraph (3) below, are not “Restricted Securities” (as defined in the ADS Deposit Agreement), and (y) all pre-emptive rights (and any similar rights) with respect to the Shares to be deposited with the Custodian upon conversion of the Note have been validly waived or exercised.

5.                  Opinions. Upon execution of this Letter Agreement, the Company shall provide the Depositary with (i) an opinion of its British Virgin Islands counsel reasonably satisfactory to the Depositary which addresses, among other things, that this letter agreement is enforceable, all consents and approvals necessary under British Virgin Islands law for issuance and deposit of the Shares with the Custodian have been obtained, such Shares have been duly authorized, and have been validly issued, and are fully paid and non-assessable and any pre-emptive or other similar rights with respect thereto have been validly waived or exercised, and (ii) an opinion of its U.S. counsel which addresses that no registration under the Securities Act of (x) the Note is required in connection with their distribution as contemplated in the Agreement and (y) the issuance and delivery of the Shares and ADSs upon conversion of the Note upon the terms set forth herein (other than the registration of the ADSs under an F-6 Registration Statement) or similar wording reasonably acceptable to the Depositary.

6.                  Depositary Fees. The Company and the Depositary agree that the Company will pay the depositary fees payable in connection with the conversion of Note into ADSs (USD 0.05 per ADS issued) at the time of conversion of the Note into ADSs.

7.                  Fractional Shares and ADSs. Notwithstanding anything to the contrary in the ADS Deposit Agreement, the Company will not deliver to the Depositary or the Custodian in connection with the issuance of ADSs upon conversion of the Note, and the Depositary shall not be required to accept, under any circumstances (a) any fraction of a Share, nor (b) a number of Shares which upon application of the ADS-to-Share ratio would give rise to a fraction of an ADS.

8.                  F-6 Registration Statement. The parties hereto confirm that a signed copy of this Letter Agreement shall be filed as an exhibit to the next Registration Statement on Form F-6 (or next amendment to any existing Registration Statement on Form F-6 currently on file) that may be filed in respect of the ADSs.

9.                  Miscellaneous.

(a)	The parties acknowledge and agree that the indemnification obligations contained in Section 5.8 of the ADS Deposit Agreement shall apply to all of the terms, conditions, obligations and performances under this Letter Agreement as if they were set forth in the ADS Deposit Agreement.

(b)	The parties hereto agree to duly execute and deliver, or cause to be duly executed and delivered, such further documents and instruments and do and cause to be done such further acts, as may be reasonably requested by the other party in order to implement the terms and provisions of this Letter Agreement and to effectuate the purpose and intent hereof.

(c)	This Letter Agreement shall be interpreted and all rights hereunder and the provisions hereof shall be governed by the laws of the State of New York.

(d)	This Letter Agreement shall be binding upon the parties hereto, and their respective legal successors and permanent assigns,

(e)	This Letter Agreement may not be modified or amended except by a writing signed by both parties hereto.

(f)	This Letter Agreement may be executed in counterparts, each of which shall be deemed to be an original, and all of which, taken together, shall constitute one and the same instrument

Kindly indicate your acceptance and agreement to the foregoing by signing this letter below in the space provided.

ANPAC BIO-MEDICAL SCIENCE CO., LTD.

By: /s/ Christopher C. Yu
Name: Christopher C. Yu
Title: Chief Executive Officer

Accepted and Agreed
as of the date first written above

CITIBANK, N.A., as Depositary

By: /s/ Keith Galfo
Name:	Keith Galfo
Title:	Vice President

EXHIBIT A
to
Note Conversion Letter Agreement, dated as of ______________, 2022, by and between
Anpac Bio-Medical Science Co. Ltd.

and
Citibank, N.A.

NOTE CONVERSION ISSUANCE INSTRUCTION

[DATE]

Citibank, N.A. – ADR Depositary

388 Greenwich Street

New York, NY 10013

Attn.: Depositary Receipts Department

By Email: [________________]

Dear Ladies and Gentlemen:

Reference is hereby made to (i) the Deposit Agreement, dated as of February 3, 2020 and as amended and supplemented from time to time (as so amended and supplemented, the “Deposit Agreement”), by and among Anpac Bio-Medical Science Co. Ltd. (the “Company”), a company organized and existing under the laws of the British Virgin Islands, Citibank, N.A., as depositary (the “Depositary”), and all Holders and Beneficial Owners of American Depositary Shares (“ADSs”) issued thereunder, and (ii) the Note Conversion Letter Agreement, dated as of ______, 2022 (the “Note Conversion Letter Agreement”), by and between the Company and the Depositary. Capitalized terms used but not defined herein shall have the meanings given to them in the Deposit Agreement, or, in the event so noted herein, in the Note Conversion Letter Agreement.

In accordance with and subject to the terms set forth in the Note Conversion Letter Agreement and the Deposit Agreement and in all cases pursuant to a Note Conversion (as defined in the Note Conversion Letter Agreement), the Company hereby notifies the Depositary that it has deposited the number of Shares identified below on behalf of a converting Note Holder and the specified beneficial owner thereof and hereby instructs the Depositary:

(A) to issue the number of ADSs identified below:

Number of Shares deposited:	___________ Shares.

Number of ADSs to be issued (CUSIP No.: 03635R107):	___________ ADSs
(whole number only/no fractions)

AND

(B) to deliver the ADSs to:

(CHECK ONE)

___ (i) DTC

Name of DTC Participant to which the ADSs are to be delivered:

DTC Participant Account No.:

Account No. for recipient of ADSs at DTC Participant (f/b/o information):

Name on whose behalf the above number of ADSs are to be issued and delivered:

Contact person at DTC Participant:

Daytime telephone number of contact person at DTC Participant:

OR

___ (ii) (outside of DTC) to a book entry account maintained on the records of the Depositary

Name of person to whom the ADSs are to be registered[1]:

Street Address:

City, State, and Country:

Email Address:

Nationality:

Social Security or Tax Identification Number:

Daytime telephone number of contact person:

1 If more than one (1) Holder, please complete relevant information in Schedule I.

The Company hereby agrees and acknowledges that the Depositary may charge a fee of US$0.05 per ADS issued to any Holder or Beneficial Owner of such ADSs, along with any other relevant fees provided for in the Deposit Agreement, as contemplated in the Deposit Agreement.

The Company hereby certifies that the converting Note Holder (and beneficial owner of the Shares being deposited and the ADSs being issued) is not an Affiliate of the Company and that the Shares and ADSs identified in this Note Conversion Issuance Instruction are not “Restricted Securities” (as defined in the Deposit Agreement).

ANPAC BIO-MEDICAL SCIENCE CO., LTD.

By:
Name:
Title: